Exhibit 16.1

May 26, 2010

The Avicena Group, Inc.

P.O. Box 8310

Boston, MA 02114

Ladies & Gentlemen:

This is to confirm that the client-auditor relationship between The Avicena Group, Inc. (Commission File Number 000-51610 and Caturano and Company P.C. has ceased.

Sincerely,

CATURANO AND COMPANY, P.C.

cc:	Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, DC 20549